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                                                                    EXHIBIT 99.3

                               OFFER TO EXCHANGE

             $180,000,000 OF 11 1/2% FIRST MORTGAGE NOTES DUE 2009

                                      OF

                 RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

                        IRREVOCABLY AND UNCONDITIONALLY
                        GUARANTEED ON A SENIOR BASIS BY

                       RESORTS INTERNATIONAL HOTEL, INC.

                                      AND

                       NEW PIER OPERATING COMPANY, INC.

           ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Our Clients:


      Enclosed for your consideration is a Prospectus dated June 3, 2002 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Resorts International Hotel and Casino, Inc. (the "Company") to exchange new notes (the "Exchange Notes") guaranteed by Resorts International Hotel, Inc. ("Resorts") and New Pier Operating Company, Inc. ("New Pier" and together with Resorts, the "Guarantors") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for the outstanding notes listed above (the "Original Notes"), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.



      This material is being forwarded to you as the beneficial owner of Original Notes carried by us for your account or benefit but not registered in your name. A tender of any Original Notes may be made only by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Original Notes in the Exchange Offer.



      Accordingly, we request instructions as to whether you wish us to tender any or all of your Original Notes, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Original Notes.



      Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City Time, on July 1, 2002, unless extended (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.


      If you wish to have us tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Original Notes held by us and registered in our name for your account or benefit.